Exhibit 99.1

Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: April 19, 2007
FOR IMMEDIATE RELEASE

Horizon Bancorp Announces Increased First Quarter Earnings

Michigan City, Indiana (NasdaqGM: HBNC) - Horizon Bancorp today announced its unaudited financial results for the quarter ended March 31, 2007. Net income for the first quarter of 2007 was $1.844 million or $.57 per fully diluted share. This compares to $1.449 million or $.45 per fully diluted share for the same quarter of the prior year. This represents a 27.3% increase in net income from the first quarter of the prior year.

Craig M. Dwight, President and Chief Executive Officer stated, “We are pleased with the improvement in net income from the first quarter of 2006. Recent history demonstrates that the first quarter is typically Horizon’s lowest performing quarter during the year due to the seasonality of our mortgage business lines. As a result of this seasonality, Horizon’s first quarter earnings are down from the fourth quarter 2006 earnings of $2.233 million. The entire Horizon team is proud of the first quarter results and we are pleased that actions taken last year to improve earnings are having a positive impact.”

Net interest income for the quarter ended March 31, 2007 was $7.636 million, a decrease of $174 thousand from the first quarter of 2006. The net interest margin declined 34 basis points from the first quarter of 2006 to 2.85%. Being liability sensitive, Horizon’s cost of funds increased faster than the yield on earning assets. Although the Federal Reserve Board has not increased short term interest rates since June of 2006, the overall cost of certificates of deposit (CDs), Horizon’s largest single source of funds, continues to increase as CDs renew at higher rates. The overall cost of consumer CDs has increased 68 basis points while the cost of negotiated CDs (normally those with balances in excess of $100 thousand and short maturities) have increased 88 basis points from the first quarter of 2006. Growth in earning assets of $88 million or 8.8% offset much of the decrease caused by the interest margin decline. Contributing to net interest income in the first quarter of 2006 was approximately $205 thousand of income, from commercial loans that were acquired at a discount in the Alliance acquisition and were paid in full during that quarter. Without this income, the net interest margin for the first quarter of 2006 would have been 3.11% instead of 3.19%. There was no similar income during the first quarter of 2007.

The provision for loan losses decreased to $225 thousand for the first quarter of 2007 from $380 thousand for the first quarter of the prior year. Favorable loan loss experience and overall credit quality support the current quarterly provision. Non-performing loans at March 31, 2007 were 0.38% of total loans compared to 0.23% at March 31, 2006. This increase is due primarily to one residential developer and their related loans which are all secured by first mortgages on one to four family residential real estate. While showing an increase, this level is still below industry averages. Management feels the total allowance of $8.620 million or 1.07% of total loans is adequate to absorb losses contained in the loan portfolio.

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Pg. 2 Cont. Horizon Announces 1st Quarter Earnings

Non-interest income increased $834 thousand or 41% from the first quarter of 2006. Increases occurred in all categories of non-interest income. The main contributing factors included: (a) NSF fees increased due to changes made to the overdraft protection program and an increase in the per item fee, (b) Fiduciary activity fees increased due to an increase in assets under administration and increased ESOP administration fees, (c) Gain on sale of loans increased as Horizon sold a higher percent of its mortgage loan production. During the first quarter of 2007 Horizon sold approximately $28 million of current mortgage production while in the first quarter of 2006 a total of $17 million was sold. (d) No gains or losses on the sale of securities were recorded during the first quarter of 2007 while a loss of $158 thousand was taken during the first quarter of 2006.

Non-interest expense increased $342 thousand or 4.5% from the first quarter of 2006. The increase in compensation relates to normal salary increases and the addition of a new product line known as wholesale mortgage lending and its related staff additions. The increase in professional fees relates to legal expense involved with the issuance of additional Bank Owned Life Insurance.

On March 31, 2007, Horizon’s total assets were $1.152 billion, compared to $1.222 billion on December 31, 2006. Cash and cash equivalents declined due to a large cash item deposited on the last day of 2006. Loans declined $34 million since December 31, 2006. The decline came almost entirely in the mortgage warehouse area due to a general slow down in residential mortgage activity. There were minor fluctuations in the other lending categories.

Deposits declined, as a large deposit made by a local municipality at year-end 2006 was withdrawn in the normal course of business in early January 2007. Total average deposits for the first quarter of 2007 declined only $15 million or 1.7% from the fourth quarter of 2006.

Long-term borrowings increased to reduce the company’s exposure to fluctuations in short-term interest rates and to cover the loss of deposits since year-end. In addition, as previously announced in an 8-K filing with the SEC on March 27, 2007, Horizon redeemed $12 million of its trust-preferred securities on March 26, 2007. This redemption was funded with the proceeds from the issuance of $12 million in new floating rate trust preferred securities issued on December 15, 2006. Horizon estimates that the combined effect of the redemption and new issuance of these trust preferred securities will reduce interest expense by approximately $180 thousand in 2007 and by $234 thousand annually through 2011.

Stockholders' equity totaled $64.5 million at March 31, 2007 compared to $61.9 million at December 31, 2006. The increase in stockholders' equity during the quarter was the result of net income, an increase in the market value of investment securities available for sale and the issuance of new shares for the exercise of stock options, reduced by dividends declared. Also affecting total equity was a reduction of Horizon’s accrued tax liability for an uncertain tax position related to Horizon’s investment subsidiary incorporated in Nevada. Horizon reduced its liability by $563 thousand under Financial Accounting Standards Board Interpretation 48 with a credit taken directly to retained earnings as a cumulative effect adjustment for a change in accounting principle. At March 31, 2007, the ratio of stockholders' equity to total assets was 5.60% compared to 5.06% at December 31, 2006. Book value per common share at March 31, 2007 increased to $20.17 compared to $19.11 at December 31, 2006.

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Pg. 3 Cont. Horizon Announces 1st Quarter Earnings

Other items

A new full service branch will open in Benton Harbor, Michigan in April 2007.

Construction is scheduled to begin on a second full service branch in Valparaiso, Indiana in May 2007 with an opening date anticipated for the third quarter of 2007.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan. Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp
James H. Foglesong
Chief Financial Officer
(219) 873 - 2608
Fax: (219) 874-9280

# # #

HORIZON BANCORP
Financial Highlights
(Unaudited - dollars in thousands except share and per share data and ratios)

	Three months ended
	March 31,	December 31,	March 31,
	2007	2006	2006
End of period balances:
Total assets	$1,151,886	$1,222,430	$1,072,983
Investment securities	234,823	243,078	250,103
Commercial loans	276,732	271,457	266,526
Mortgage warehouse loans	79,504	112,267	88,871
Real estate loans	219,305	222,210	178,236
Installment loans	232,767	238,688	204,953
Non-interest bearing deposit accounts	87,341	81,949	89,615
Interest bearing transaction accounts	352,301	468,624	366,135
Time deposits	390,102	363,400	322,160
Short-term borrowings	62,279	83,842	76,754
Long-term borrowings	160,940	115,951	129,098
Stockholder’s equity	64,493	61,877	55,096

Average balances :
Total assets	$1,161,105	$1,175,760	$1,065,928
Investment securities	240,443	239,111	253,523
Commercial loans	273,019	267,535	273,043
Mortgage warehouse loans	86,587	111,336	79,189
Real estate loans	221,202	231,027	169,306
Installment loans	235,665	236,369	202,871
Non-interest bearing deposit accounts	74,078	79,229	76,715
Interest bearing transaction accounts	355,590	345,485	372,758
Time deposits	419,736	439,393	330,945
Short-term borrowings	68,930	87,797	61,476
Long-term borrowings	135,434	127,068	135,662
Stockholder’s equity	63,089	61,300	55,483

Per share data:
Basic earnings per share	$.58	$.70	$.46
Diluted earnings per share	.57	.69	.45
Cash dividends declared per common share	.14	.14	.14
Book value per common share	20.17	19.11	17.31
Market value - high	28.10	27.89	32.23
Market value - low	26.60	25.92	26.30
Basic common shares outstanding	3,194,309	3,193,306	3,142,219
Diluted common shares outstanding	3,239,479	3,238,648	3,202,036

Key ratios:
Return on average assets	.64%	.75%	.55%
Return on average equity	11.85	14.57	10.59
Net interest margin	2.85	2.97	3.19
Loan loss reserve to loans	1.07	1.03	1.17
Non-performing loans to loans	.38	.31	.23
Average equity to average assets	5.43	5.21	5.21
Bank only capital ratios:
Tier 1 capital to average assets	7.13	6.91	7.31
Tier 1 capital to risk weighted assets	10.28	10.03	10.83
Total capital to risk weighted assets	12.37	11.12	12.05

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	March 31, 2007 (Unaudited)	December 31, 2006
Assets
Cash and due from banks	$20,857	$52,311
Interest-bearing demand deposits	1	1
Federal funds sold	0	6,500
Cash and cash equivalents	20,858	58,812
Interest-bearing deposits	1,277	898
Investment securities, available for sale	234,823	243,078
Loans held for sale	16,171	13,103
Loans, net of allowance for loan losses of $8,620 and $8,738	799,688	835,096
Premises and equipment	23,513	23,394
Federal Reserve and Federal Home Loan Bank stock	12,136	12,136
Goodwill	5,787	5,787
Other intangible assets	2,323	2,412
Interest receivable	5,759	6,094
Other assets	29,551	21,620
Total assets	$1,151,886	$1,222,430
Liabilities
Deposits
Noninterest bearing	$87,341	$81,949
Interest bearing	742,403	832,024
Total deposits	829,744	913,973
Short-term borrowings	62,279	83,842
Long-term borrowings	160,940	115,951
Subordinated debentures	27,837	40,209
Interest payable	1,719	1,771
Other liabilities	4,874	4,807
Total liabilities	1,087,393	1,160,553
Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 5,001,506 and 4,998,106 shares	1,112	1,111
Additional paid-in capital	25,347	25,229
Retained earnings	56,149	54,196
Accumulated other comprehensive income (loss)	(963)	(1,507)
Less treasury stock, at cost, 1,759,424 shares	(17,152)	(17,152)
Total stockholders’ equity	64,493	61,877
Total liabilities and stockholders’ equity	$1,151,886	$1,222,430

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended March 31
	2007 (Unaudited)	2006 (Unaudited)
Interest Income
Loans receivable	$14,984	$12,773
Investment securities:
Taxable	2,103	2,167
Tax exempt	861	723
Total interest income	17,948	15,663
Interest Expense
Deposits	7,294	5,293
Federal funds purchased and short-term borrowings	837	398
Long-term borrowings	1,415	1,650
Subordinated debentures	766	512
Total interest expense	10,312	7,853
Net Interest Income	7,636	7,810
Provision for loan losses	225	380
Net Interest Income after Provision for Loan Losses	7,411	7,430
Other Income
Service charges on deposit accounts	778	686
Wire transfer fees	94	86
Fiduciary activities	804	663
Gain on sale of loans	550	303
Increase in cash surrender value of Bank owned life insurance	232	108
Loss on sale of securities	-	(158)
Other income	407	343
Total other income	2,865	2,031
Other Expenses
Salaries and employee benefits	4,369	4,234
Net occupancy expenses	617	618
Data processing and equipment expenses	637	640
Professional fees	369	241
Outside services and consultants	617	283
Loan expense	259	225
Other expenses	272	1,273
Total other expenses	7,856	7,514
Income Before Income Tax	2,420	1,947
Income tax expense	576	498
Net income	$1,844	$1,449
Basic Earnings Per Share	$.58	$.46
Diluted Earnings Per Share	$.57	$.45